As filed with the Securities and Exchange Commission on August 1, 2002           Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROADVISION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3184303
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

585 Broadway, Redwood City, CA  94063

(Address of Principal Executive Offices)

Equity Incentive Plan

Employee Stock Purchase Plan

(Full Title of the Plans)

Pehong Chen

President and Chief Executive Officer

BroadVision, Inc.

585 Broadway

Redwood City, California 94063

(650) 261-5100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kenneth L. Guernsey, Esq.

Jamie E. Chung, Esq.

Virginia C. Edwards, Esq.

Cooley Godward LLP

One Maritime Plaza, 20th Floor

San Francisco, CA  94111

(415) 693-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Shares of Common Stock, par value $.0001 per share, reserved for future issuance under the Equity Incentive Plan	1,333,333	$2.57	$3,426,665.81	$315.25
Shares of Common Stock, par value $.0001 per share, reserved for future issuance under the Employee Stock Purchase Plan	500,000	$2.57	$1,285,000.00	$118.22
Total	1,833,333		$4,711,665.81	$433.47

(1)                                  In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of  Common Stock issuable upon exercise of or in respect of the options, as such number may be adjusted as the result of stock splits, stock dividends and antidulution provisions (including adjustments to the option exercise prices) and an indeterminate amount of interests to be offered or sold pursuant to the BroadVision, Inc. (the “Registrant”) Equity Incentive Plan or Employee Stock Purchase Plan (collectively, the “Plans”).

(2)                                  Estimated solely for the purpose of calculating the amount of the registration fee.  The offering price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on July 30, 2002 for shares available for future issuance pursuant to the Plans (pursuant to Rule 457(c) under the Act).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,333,333 shares of the Registrant’s Common Stock to be issued pursuant to the Registrant’s Equity Incentive Plan, as amended and 500,000 shares of Registrant’s Common Stock to be issued pursuant to the Registrant’s Employee Stock Purchase Plan.  The Registration Statement reflects the one-for-nine reverse stock split effected on July 29, 2002.

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENTS ON FORM S-8
NO. 333-14057, NO. 333-62619, NO. 333-35114 AND NO. 333-63798

The contents of Registration Statements on Form S-8 No. 333-14057, No. 333-62619, No. 333-35114 and No. 333-63798 filed with the Securities and Exchange Commission on October 15, 1996, August 31, 1998 April 19, 2000 and June 25, 2001, respectively, are incorporated by reference herein.

EXHIBITS

5.1                                                                                 Opinion of Cooley Godward LLP.

23.1                                                                           Consent of Independent Public Accountants (omitted pursuant to Rule 437a). (1)

23.2                                                                           Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1                                                                           Power of Attorney is contained on the signature pages.

99.1                                                                           Equity Incentive Plan, as amended.

99.2                                                                           Employee Stock Purchase Plan, as amended.

_______________

(1)  Effective April 8, 2002, the Registrant’s engagement of Arthur Andersen LLP as its independent auditor terminated.  The Registrant’s balance sheets as of December 31, 2001 and 2000, and the related statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001, have been audited by Arthur Andersen.  After reasonable efforts, the Registrant has been unable to obtain Arthur Andersen’s consent to the incorporation by reference into this Registration Statement of Arthur Andersen’s report with respect to these financial statements.  Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Registrant to file this Registration Statement without a written consent from Arthur Andersen. The absence of such consent may limit recovery by investors on certain claims.  In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission of a material fact required to be stated in these financial statements.  In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, state of California, on this 31st day of July, 2002.

BROADVISION, INC.

By:	/s/ Francis Barton
Francis Barton
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pehong Chen and Francis Barton, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pehong Chen	Chairman of the Board, President	July 31, 2002
Pehong Chen	and Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Francis Barton	Executive Vice President and Chief	July 31, 2002
Francis Barton	Financial Officer (Principal
Financial and Accounting Officer)

/s/ David L. Anderson	Director	July 31, 2002
David L. Anderson

/s/ Todd A. Garrett	Director	July 22, 2002
Todd A. Garrett

/s/ Koh Boon Hwee	Director	July 31, 2002
Koh Boon Hwee

/s/ Klaus Luft	Director	July 22, 2002
Klaus Luft

/s/ Carl Pascarella	Director	July 31, 2002
Carl Pascarella

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EXHIBIT INDEX

5.1                                                                                 Opinion of Cooley Godward LLP.

23.1                                                                           Consent of Independent Public Accountants (omitted pursuant to Rule 437a). (1)

23.2                                                                           Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1                                                                           Power of Attorney is contained on the signature pages.

99.1                                                                           Equity Incentive Plan, as amended.

99.2                                                                           Employee Stock Purchase Plan, as amended.

_______________

(1)  Effective April 8, 2002, the Registrant’s engagement of Arthur Andersen LLP as its independent auditor terminated.  The Registrant’s balance sheets as of December 31, 2001 and 2000, and the related statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001, have been audited by Arthur Andersen.  After reasonable efforts, the Registrant has been unable to obtain Arthur Andersen’s consent to the incorporation by reference into this Registration Statement of Arthur Andersen’s report with respect to these financial statements.  Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Registrant to file this Registration Statement without a written consent from Arthur Andersen. The absence of such consent may limit recovery by investors on certain claims.  In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission of a material fact required to be stated in these financial statements.  In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen.